NEWS FROM:                                             Exhibit 99.1
                                                       ------------

GRIFFIN LAND & NURSERIES, INC.                         CONTACT:
                                                       ANTHONY GALICI
                                                       CHIEF FINANCIAL OFFICER
                                                       (860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS
---------------------------------------

NEW YORK, NEW YORK (APRIL 8, 2004) GRIFFIN LAND & NURSERIES, INC. (NASDAQ: GRIF) ("GRIFFIN")today reported a 2004 first quarter operating loss of ($1,397,000) on net sales and other revenue of $3,095,000 as compared to a 2003 first quarter operating loss of ($1,490,000) on net sales and other revenue of $3,101,000. Griffin reported a 2004 first quarter net loss of ($1,404,000) and a basic and diluted net loss per share of ($0.29) as compared to a 2003 first quarter net loss of ($1,652,000) and a basic and diluted net loss per share of ($0.34).

     The lower operating loss in the 2004 first quarter principally reflects, due to timing, lower selling, general and administrative expenses at Griffin's landscape nursery business, Imperial Nurseries, Inc. ("Imperial") which incurred a smaller operating loss in the 2004 first quarter as compared to the 2003 first quarter. Imperial's business is highly seasonal, with minimal sales in the winter months (December through February) that comprise Griffin's first quarter.

     Operating results at Griffin's Connecticut and Massachusetts based real estate division, Griffin Land, were lower due principally to lower revenue for tenant services and higher building operating expenses. Market activity in the real estate market in which Griffin Land's properties are located was slow through most of last year, but increased substantially during the 2004 first quarter continuing into the early part of the 2004 second quarter.

     As previously announced, subsequent to the end of the 2004 first quarter, Griffin completed the sale of its equity investment in Centaur Communications, Ltd. ("Centaur"), a privately held publishing business based in the United Kingdom, to Centaur Holdings PLC ("Centaur Holdings"), a newly public company traded on the Alternative Investment Market of the London Stock Exchange. Initial cash proceeds from the sale were approximately $69.0 million, after estimated transaction expenses of approximately $1.8 million, but before income tax payments. The final amount of cash proceeds will be determined based upon Centaur's closing balance sheet and determination of actual transaction expenses. In addition to the cash proceeds, Griffin received approximately 6.5 million shares of common stock of Centaur Holdings (approximately 4.4% of the total outstanding common stock) which was valued at approximately $11.7 million based on the stock's initial offering price and the foreign currency exchange rate in effect at the time of the transaction. By agreement, Griffin is prohibited from selling its interest in Centaur Holdings for six months from the time the sale was completed. In the 2004 second quarter, Griffin expects to report a pretax gain of approximately $52.0 million, subject to the determination of the final amount of cash proceeds and the determination of actual transaction expenses, and expects to report other comprehensive income of approximately $5.7 million, net of tax, reflecting the difference between the fair value of Griffin's investment in Centaur Holdings and the book value of the pro rata share of Griffin's investment in Centaur that Griffin retained.

     A portion of the cash proceeds from the sale of Centaur were used to repay all of the amount outstanding ($18.4 million) under Griffin's Credit Agreement and Griffin expects to make estimated income tax payments totaling approximately $21.0 million related to the transaction.

     Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

     Forward-Looking Statements:
     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.


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



                                Griffin Land & Nurseries, Inc.
                         Consolidated Condensed Statement of Operations
                          (amounts in thousands, except per share data)


                                                     First Quarter Ended,
                                                   ----------------------
                                                 Feb. 28, 2004   Mar. 1, 2003
                                                --------------  --------------

Net sales and other revenue. . . . . .          $       3,095   $       3,101
                                                --------------  --------------

Operating loss.. . . . . . . . . . . .                 (1,397)         (1,490)

Interest expense, net. . . . . . . . .                   (701)           (616)
                                                --------------  --------------
Loss before income tax benefit.. . . .                 (2,098)         (2,106)

Income tax benefit.. . . . . . . . . .                   (783)           (744)
                                                --------------  --------------
Loss before equity investment. . . . .                 (1,315)         (1,362)

Loss from equity investment. . . . . .                    (89)           (290)
                                                --------------  --------------

Net loss.. . . . . . . . . . . . . . .                ($1,404)        ($1,652)
                                                ==============  ==============

Basic net loss per common share. . . .                 ($0.29)         ($0.34)
                                                ==============  ==============

Diluted net loss per common share. . .                 ($0.29)         ($0.34)
                                                ==============  ==============

Weighted average common shares
outstanding for computation of basic .
and diluted per share results                           4,879           4,865
                                                ==============  ==============

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